Exhibit 99.1
American Commercial Lines Announces 2009 Fourth Quarter and Annual Results
JEFFERSONVILLE, Ind., February 9 /PRNewswire-FirstCall/ — American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2009.
Fourth Quarter 2009 Results
Revenues for the quarter were $226.9 million, a 16.4% decrease compared with $271.6 million for the fourth quarter of 2008. The decrease in revenue in 2009 was primarily due to changes in the mix of commodities shipped by our transportation customers, decreased towing revenue, lower grain freight rates and lower fuel prices (which are generally passed through to our customers). Total ton-mile volume declined by 1.4% compared to the fourth quarter 2008.
Income from continuing operations for the quarter was $14.2 million or $1.09 per diluted share, compared to $22.9 million or $1.81 per diluted share for the fourth quarter of 2008. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations for the fourth quarter of 2009 were $45.2 million with an EBITDA margin of 19.9%, compared to $54.5 million for the fourth quarter of 2008 with an EBITDA margin of 20.1%. The attachment to this press release reconciles net income to EBITDA.
The impact of non-comparable items on income from continuing operations in the respective quarters was insignificant. After-tax interest expense for the fourth quarter 2009 increased $2.1 million or $0.16 per diluted share despite lower average debt levels.
Net income for the fourth quarter 2009 was impacted by an after-tax loss of $4.8 million or $0.37 per diluted share on the previously announced sale of Summit Contracting. The results of operations and the sale of Summit Contracting are reflected as discontinued operations for all periods presented.
Full-Year 2009 Results
Revenues for the year ended December 31, 2009 were $846.0 million compared with $1,159.9 million for 2008, a 27.1% decrease, due primarily to lower transportation revenues largely attributable to the items noted in the quarter discussion above. Manufacturing revenues were also lower as 81 fewer barges were built in 2009. The loss from continuing operations for the year ended December 31, 2009 was $2.0 million or $0.16 per diluted share, compared to income from continuing operations of $47.4 million or $3.73 per diluted share for 2008. For the year ended December 31, 2009, EBITDA from continuing operations was $107.8 million compared to $154.1 million for the year ended December 31, 2008. EBITDA margin declined by 0.6 points to 12.7% in 2009.
For the year ended December 31, 2009, significant non-comparable items which impacted the loss from continuing operations included the following after-tax items: (i) debt retirement expenses of $11.3 million or $0.89 per diluted share related to the Company’s third quarter debt refinancing, (ii) charges of $2.7 million or $0.21 per diluted share related to manufacturing segment contract disputes and settlements, (iii) non-cash charges related to the Houston office closure of $2.3 million or $0.18 per diluted share, (iv) severance charges of $2.0 million or $0.17 per diluted share and (v) charges of $0.4 million or $0.04 per diluted share related to the bankruptcy of a transportation customer. These charges were partially offset by an accrued vacation reversal due to a change in vacation policy of $1.0 million after-tax or $0.08 per diluted share.
For the full-year 2009, though average outstanding debt declined $42.6 million from the prior year levels, higher effective interest rates on outstanding balances drove after-tax interest expenses $9.1 million higher, negatively impacting 2009 compared to 2008 by $0.72 per diluted share. Full year 2009 results also benefitted from higher after-tax net gains from asset management actions of $4.9 million or $0.38 per diluted share as 2009 gains on asset sales exceeded the prior year, but were offset by lower 2009 income from scrapping surplus barges.
Net income for 2009 was additionally impacted by after-tax charges of $9.9 million or $0.78 per diluted share charge related to the sale of Summit Contracting in November 2009. These charges include the loss on the sale of Summit Contracting, the impairment charge recognized in the third quarter 2009 and Summit’s operating losses in 2009. All of these items are reflected in discontinued operations in the Statement of Operations.
Full-year income from continuing operations for 2008 included after-tax debt retirement expenses of $1.5 million or $0.12 per diluted share on the June 2008 amendment of the Company’s credit facility, after-tax severance related costs of $1.2 million or $0.10 per diluted share, an after-tax charge of $1.0 million or $0.08 per diluted share for refinancing costs unrelated to the Company’s extension of its credit facility, an after-tax goodwill impairment charge of $0.5 million or $0.04 per diluted share, an after-tax charge of $0.3 million or $0.03 per diluted share related to a customer’s bankruptcy and an after-tax benefit of $1.4 million or $0.11 per diluted share related to the reversal of the prior year charge for withdrawal from a multi-employer pension plan.
Commenting on fourth quarter and full year results, Michael P. Ryan, President and Chief Executive Officer stated, “We are pleased with our fourth quarter results, finishing 2009 on a positive note after a second straight year of difficult economic conditions. Our earnings power was greatly impacted this year as our clients shipped less to their customers, and to their own production facilities. With the economy beyond our control, we focused on improving the fundamentals of our business. We aggressively improved our cost structure and productivity by realigning and reducing our assets and personnel. These actions will stabilize our program in the near term and position us to reap greater financial dividends in the coming years. Despite all the economic turmoil, we were still able to pay down debt in 2009 after successfully refinancing our bank loan facility. We continue to be well positioned to pursue our long term strategy of business mix improvement with aggressive cost control.”
Transportation Results
The transportation segment’s revenues were $177.5 million in the fourth quarter 2009, a decrease of 23.3% over the fourth quarter of the prior year. The revenue decrease was driven by 24.5% lower gross ton-mile pricing on affreightment contracts, 9.8% lower non-grain affreightment ton-mile volume, a 12.4% decline in towing ton-miles and $16.6 million in lower grain pricing that more than offset a 20% increase in grain ton-mile volume. Approximately three quarters of the overall affreightment rate decrease was attributable to lower fuel-neutral pricing on the current year mix of commodities when compared to the prior year. The remainder of the decline was attributable to fuel de-escalations under the Company’s contracts. On average, compared to the fourth quarter of 2008, the fuel-neutral rate on dry freight business decreased 17.5% and the liquid freight business decreased 13.5%. Total volume measured in ton-miles declined slightly in the fourth quarter of 2009 to 9.7 billion from 9.8 billion in the same period of the prior year, a decrease of 1.4%. On average, 5.5% or 146 fewer barges operated in the fourth quarter of this year compared to the fourth quarter of last year.
Operating income in the transportation segment decreased 37.3%, or $16.8 million, to $28.3 million in the quarter ended December 31, 2009 compared to the fourth quarter 2008. The operating ratio, or the percentage of revenue that all operating costs represent, in the fourth quarter was 84.1%, a substantial improvement over the prior quarters of 2009 and a decrease of only 3.6 points from the 2008 quarter despite less favorable price/volume/mix. The decrease in operating income was primarily due to the $24.3 million margin impact of lower non-grain rate/volume/mix, $4.2 million in lower grain profitability as the 20% increase in grain volume did not offset the $16.6 million decline in grain pricing, and the $2.2 million incremental cost of relocating empty barges. These negative factors were partially offset by $5.3 million lower SG&A expenses and $8.6 million in improved boat and crewing productivity and other cost reductions. The lower SG&A is attributable to the lower salaried wage base in 2009 as a result of reduction in force actions, decreases in bonus accruals, decreased bank fees and less advertising spending. Fuel prices decreased 32% over fourth quarter 2008. The average cost of fuel in the fourth quarter 2009 was $1.95 per gallon.
The transportation segment’s revenues were $621.6 million in 2009, a decrease of 30.8% over the prior year. The revenue decrease was driven by 30.0% lower gross ton-mile pricing on affreightment contracts, 17.2% lower non-grain affreightment ton-mile volume, a 24.9% decline in towing ton-miles and $56.4 million in lower grain pricing that more than offset a 34% increase in grain ton-mile volume. Approximately three quarters of the overall affreightment rate decrease was attributable to lower fuel-neutral pricing on the current year mix of commodities when compared to the prior year. The remainder of the decline was attributable to fuel de-escalations under the Company’s contracts. On average, compared to 2008, the fuel-neutral rate on dry freight business decreased 21.9% and the liquid freight business decreased 2.0%. Total volume measured in ton-miles declined in 2009 to 37.1 billion from 39.5 billion in the prior year, a decrease of 6.0%. On average, 5.8% or 159 fewer barges operated during 2009 compared to 2008.
Operating income for the year ended December 31, 2009 in the transportation segment decreased 65.7%, or $60.6 million, to $31.6 million. The decline in operating income resulted primarily from an $84.9 million decline in non-grain price/volume/mix as higher margin commodity volumes continued to be weak throughout the year. The 34% increase in grain volume did not offset the $56.4 million decline in grain pricing, lowering margins by approximately $14.8 million. The incremental cost of relocating empty barges during 2009 was estimated to be $18.3 million. These negative impacts were partially offset by $37.3 million in improved boat productivity, $8.5 million lower SG&A spending, $7.5 million in gains from asset management transactions and $4.1 in other cost reductions. The lower SG&A is attributable to the lower salaried wage base in 2009 as a result of reduction in force actions, decreases in bonus accruals, decreased bank fees and less advertising spending offset by the cost of the Houston office closure and bad debt attributable to the bankruptcy of a customer. Fuel prices decreased 39% over 2008. The average cost of fuel in 2009 was $1.95 per gallon.
Manufacturing Results
Manufacturing revenues were $45.2 million in the fourth quarter of 2009 compared to $37.9 million during the same period last year. Manufacturing operating margin increased by $5.9 million or 14.5 points to 5.7% resulting in an operating income of $2.6 million in the quarter. The revenue increase was driven primarily by a change in mix of internal ACL barges and external customer barges between years. During the fourth quarter 2009 manufacturing sold to third parties 58 dry hopper barges, four tank barges and one special vessel compared to no dry cargo barges, 15 tank barges and one special vessel in the fourth quarter of 2008. The significant improvement in operating margin was primarily driven by the accrual for the $5.5 million loss on one special vessel still under construction during the fourth quarter of 2008.
Manufacturing revenues were $215.5 million for the full-year 2009 compared to $254.8 million for 2008. This decrease was driven by sales of 81 fewer barges and lower steel pricing. During the year manufacturing sold to third parties 130 dry cargo barges, 43 tank barges and four special vessels compared to 191 dry cargo barges, 53 tank barges, 10 hybrid barges and four special vessels during 2008. Manufacturing operating income was $21.4 million for the full-year. This translates to a 9.9% operating margin compared to 3.8% in 2008 as a result of improved pricing, productivity, improved safety and the prior year loss on the special vessel. Our manufacturing sales backlog was $49.4 million at December 31, 2009.
Cash Flow and Debt
At December 31, 2009, the Company had $354.6 million in total debt outstanding. In 2009, the Company generated $129.3 million of cash flow from operations, compared to $122.8 million in the prior year. The increase, on lower net income, was primarily due to working capital changes, mainly lower accounts receivable, lower inventory levels and higher accrued interest. At December 31, 2009, the Company had approximately $234 million in available liquidity under its revolver. During 2009 the Company had $37.7 million of capital expenditures and other investing activities, the cash flow impact of which was largely offset by $31.1 million in proceeds from the disposition of vessels and the sale of Summit Contracting. We reduced our total debt outstanding by $64.0 million. In addition, the Company paid debt costs related to our refinancing activities of $50.1 million, including the $9.6 million of original issue discount on its Senior Notes in July 2009.
Fourth Quarter and Full Year 2009 Earnings Conference Call
ACL will conduct a conference call to discuss the Company’s quarter and year ended December 31, 2009 earnings on February 9, 2010 at 10:00 a.m. Eastern time. ACL’s live webcast, featuring a slide presentation, may be accessed at www.aclines.com. The telephone numbers to access the conference call are: Domestic (866) 543-6403; International (617) 213-8896; and the Participant Passcode is 68613623. For those unable to participate in the live call or webcast, the ACL Conference Call will be archived at www.aclines.com within three hours of the conclusion of the live call and will remain available through April 9, 2010. The slide presentation will remain archived at www.aclines.com.

American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $850 million in revenues and approximately 2,570 employees as of December 31, 2009. For more information about American Commercial Lines Inc., visit www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s filings with the SEC, including the Form 10-K, as amended, for the year ended December 31, 2008 and our most recent Form 10-Q. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except shares and per share amounts)
(Unaudited)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008

Revenues
Transportation and Services	$181,713	$233,657	$630,481	$905,126
Manufacturing	45,198	37,904	215,546	254,794

Revenues	226,911	271,561	846,027	1,159,920

Cost of Sales
Transportation and Services	138,480	168,861	532,224	737,665
Manufacturing	42,068	40,868	189,565	242,309

Cost of Sales	180,548	209,729	721,789	979,974

Gross Profit	46,363	61,832	124,238	179,946

Selling, General and Administrative Expenses	14,490	19,808	70,082	77,536
Goodwill Impairment	—	855	—	855

Operating Income	31,873	41,169	54,156	101,555

Other Expense (Income)
Interest Expense	10,129	6,664	40,932	26,829
Debt Retirement Expenses	—	—	17,659	2,379
Other, Net	(408)	(764)	(1,259)	(2,279)

Other Expenses	9,721	5,900	57,332	26,929

Income (Loss) from Continuing Operations before Income Taxes	22,152	35,269	(3,176)	74,626

Income Taxes (Benefit)	8,001	12,363	(1,148)	27,243

Income (Loss) from Continuing Operations	14,151	22,906	(2,028)	47,383

Discontinued Operations, Net of Tax	(4,811)	787	(10,030)	628

Net Income (Loss)	$9,340	$23,693	$(12,058)	$48,011

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$1.11	$1.81	$(0.16)	$3.76
(Loss) income from discontinued operations, net of tax	(0.38)	0.06	(0.79)	0.05

Basic earnings (loss) per common share	$0.73	$1.87	$(0.95)	$3.81

Earnings (loss) per common share — assuming dilution:
Income (loss) from continuing operations	$1.09	$1.81	$(0.16)	$3.73
(Loss) income from discontinued operations, net of tax	(0.37)	0.06	(0.79)	0.05

Earnings (loss) per common share — assuming dilution	$0.72	$1.87	$(0.95)	$3.78

Weighted Average Shares Outstanding:
Basic	12,718,041	12,662,471	12,708,492	12,614,799
Diluted	12,939,401	12,662,471	12,708,492	12,708,074

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except shares and per share amounts)

	December 31,	December 31,
	2009	2008(1)

ASSETS
Current Assets
Cash and Cash Equivalents	$1,198	$1,217
Accounts Receivable, Net	93,295	138,695
Inventory	39,070	69,635
Deferred Tax Asset	3,791	5,173
Assets Held for Sale	3,531	4,577
Prepaid and Other Current Assets	23,879	39,002

Total Current Assets	164,764	258,299
Properties, Net	521,068	554,580
Investment in Equity Investees	4,522	4,039
Other Assets	42,635	22,333

Total Assets	$732,989	$839,251

LIABILITIES
Current Liabilities
Accounts Payable	$34,163	$67,719
Accrued Payroll and Fringe Benefits	18,283	25,179
Deferred Revenue	13,928	13,986
Accrued Claims and Insurance Premiums	16,947	22,819
Accrued Interest	13,098	1,237
Current Portion of Long Term Debt	114	1,420
Customer Deposits	1,309	6,682
Other Liabilities	31,825	43,522

Total Current Liabilities	129,667	182,564
Long Term Debt	354,518	418,550
Pension and Post Retirement Liabilities	31,514	44,140
Deferred Tax Liability	40,133	30,389
Other Long Term Liabilities	6,567	4,899

Total Liabilities	562,399	680,542

STOCKHOLDERS’ EQUITY
Common stock; authorized 50,000,000 shares at $.01 par value; 15,898,596 and 15,813,746 shares issued and outstanding as of December 31, 2009 and 2008, respectively	159	158
Treasury Stock; 3,179,274 and 3,150,906 shares at December 31, 2009 and 2008, respectively	(313,328)	(312,886)
Other Capital	299,486	293,493
Retained Earnings	183,862	195,920
Accumulated Other Comprehensive Income (Loss)	411	(17,976)

Total Stockholders’ Equity	170,590	158,709

Total Liabilities and Stockholders’ Equity	$732,989	$839,251

(1)	The Consolidated Balance Sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date, but does not included all the information and footnotes required by generally accepted accounting principles.

AMERICAN COMMERCIAL LINES INC.
NET INCOME TO EBITDA RECONCILIATION
(Dollars in thousands)
(Unaudited)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008

Net Income (Loss) from Continuing Operations	$14,151	$22,906	$(2,028)	$47,383
Discontinued Operations, Net of Income Taxes	(4,811)	787	(10,030)	628

Consolidated Net Income (Loss)	$9,340	$23,693	$(12,058)	$48,011

Adjustments from Continuing Operations:
Interest Income	(54)	(61)	(66)	(148)
Interest Expense	10,129	6,664	40,932	26,829
Debt Retirement Expenses	—	—	17,659	2,379
Depreciation and Amortization	12,960	12,646	52,475	50,446
Taxes	8,001	12,363	(1,148)	27,243
Adjustments from Discontinued Operations:
Interest Income	—	(3)	(1)	(46)
Interest Expense	—	11	30	35
Depreciation and Amortization	214	470	1,363	1,430
Taxes	(2,728)	508	(5,611)	388

EBITDA from Continuing Operations	45,187	54,518	107,824	154,132
EBITDA from Discontinued Operations	(7,325)	1,773	(14,249)	2,435

Consolidated EBITDA	$37,862	$56,291	$93,575	$156,567

EBITDA from Continuing Operations by Segment:
Transportation Net Income (Loss)	$10,468	$27,015	$(24,761)	$38,015
Interest Income	(54)	(60)	(66)	(145)
Interest Expense	10,129	6,654	40,932	26,788
Debt Retirment Expenses	—	—	17,659	2,379
Depreciation and Amortization	11,993	11,778	48,615	47,255
Taxes	8,022	12,234	(1,148)	27,114

Transportation EBITDA	$40,558	$57,621	$81,231	$141,406

Manufacturing Net Income	$2,610	$2,879	$21,582	$16,577
Depreciation and Amortization	882	785	3,524	2,858

Total Manufacturing EBITDA	3,492	3,664	25,106	19,435
Intersegment Profit	—	(6,299)	—	(6,839)

External Manufacturing EBITDA	$3,492	$(2,635)	$25,106	$12,596

Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Quarter ended December 31, 2009
Total revenue	$177,921	$55,726	$4,253	$(10,989)	$226,911
Intersegment revenues	454	10,528	7	(10,989)	—

Revenue from external customers	177,467	45,198	4,246	—	226,911
Operating expense
Materials, supplies and other	55,207	—	—	—	55,207
Rent	5,381	—	—	—	5,381
Labor and fringe benefits	29,506	—	—	—	29,506
Fuel	30,700	—	—	—	30,700
Depreciation and amortization	11,993	—	—	—	11,993
Taxes, other than income taxes	3,564	—	—	—	3,564
Gain on disposition of equipment	348	—	—	—	348
Cost of goods sold	—	42,068	1,781	—	43,849

Total cost of sales	136,699	42,068	1,781	—	180,548
Selling, general & administrative	12,507	571	1,412	—	14,490

Total operating expenses	149,206	42,639	3,193	—	195,038

Operating income	$28,261	$2,559	$1,053	$—	$31,873

Quarter ended December 31, 2008
Total revenue	$231,281	$65,191	$2,451	$(27,362)	$271,561
Intersegment revenues	—	27,287	75	(27,362)	—

Revenue from external customers	231,281	37,904	2,376	—	271,561
Operating expense
Materials, supplies and other	66,952	—	—	—	66,952
Rent	5,637	—	—	—	5,637
Labor and fringe benefits	32,394	—	—	—	32,394
Fuel	48,389	—	—	—	48,389
Depreciation and amortization	11,778	—	—	—	11,778
Taxes, other than income taxes	3,473	—	—	—	3,473
Gain on disposition of equipment	(310)	—	—	—	(310)
Cost of goods sold	—	40,868	548	—	41,416

Total cost of sales	168,313	40,868	548	—	209,729
Selling, general & administrative	17,896	389	1,523	—	19,808
Goodwill Impairment	—	—	855	—	855

Total operating expenses	186,209	41,257	2,926	—	230,392

Operating income (loss)	$45,072	$(3,353)	$(550)	$—	$41,169

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Year ended December 31, 2009
Total revenue	$621,611	$239,885	$9,715	$(25,184)	$846,027
Intersegment revenues	751	24,339	94	(25,184)	—

Revenue from external customers	620,860	215,546	9,621	—	846,027
Operating expense
Materials, supplies and other	225,647	—	—	—	225,647
Rent	21,715	—	—	—	21,715
Labor and fringe benefits	115,998	—	—	—	115,998
Fuel	122,752	—	—	—	122,752
Depreciation and amortization	48,615	—	—	—	48,615
Taxes, other than income taxes	14,072	—	—	—	14,072
Gain on disposition of equipment	(20,282)	—	—	—	(20,282)
Cost of goods sold	—	189,565	3,707	—	193,272

Total cost of sales	528,517	189,565	3,707	—	721,789
Selling, general & administrative	60,740	4,579	4,763	—	70,082

Total operating expenses	589,257	194,144	8,470	—	791,871

Operating income	$31,603	$21,402	$1,151	$—	$54,156

Year ended December 31, 2008
Total revenue	$897,272	$284,274	$8,617	$(30,243)	$1,159,920
Intersegment revenues	—	29,480	763	(30,243)	—

Revenue from external customers	897,272	254,794	7,854	—	1,159,920
Operating expense
Materials, supplies and other	304,858	—	—	—	304,858
Rent	23,345	—	—	—	23,345
Labor and fringe benefits	118,737	—	—	—	118,737
Fuel	227,489	—	—	—	227,489
Depreciation and amortization	47,255	—	—	—	47,255
Taxes, other than income taxes	14,855	—	—	—	14,855
Gain on disposition of equipment	(954)	—	—	—	(954)
Cost of goods sold	—	242,309	2,080	—	244,389

Total cost of sales	735,585	242,309	2,080	—	979,974
Selling, general & administrative	69,493	2,798	5,245	—	77,536
Goodwill Impairment	—	—	855	—	855

Total operating expenses	805,078	245,107	8,180	—	1,058,365

Operating income (loss)	$92,194	$9,687	$(326)	$—	$101,555

AMERICAN COMMERCIAL LINES INC.
SELECTED FINANCIAL AND NONFINANCIAL DATA
(Dollars in thousands except where noted)
(Unaudited)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008

Consolidated EBITDA	$37,862	$56,291	$93,575	$156,567

Transportation Revenue and EBITDA
Revenue	$177,467	$231,281	$620,860	$897,272
EBITDA	40,558	57,621	81,231	141,406

Manufacturing Revenue and EBITDA
(External and Internal)
Revenue	$55,726	$65,191	$239,885	$284,274
EBITDA	3,492	3,664	25,106	19,435

Manufacturing External Revenue and EBITDA
Revenue	$45,198	$37,904	$215,546	$254,794
EBITDA	3,492	(2,635)	25,106	12,596

Average Domestic Barges Operated
Dry	2,156	2,278	2,202	2,347
Liquid	362	386	376	390

Total	2,518	2,664	2,578	2,737

Fuel Price (Average Dollars per gallon)	$1.95	$2.86	$1.95	$3.17

Capital Expenditures (including software)	$15,847	$43,115	$36,007	$100,067
Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Quarter Ended Dec. 31, 2009 as compared with Quarter Ended Dec. 31, 2008
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Quarter Ended Dec. 31,			4th Quarter
	2009	2008	Variance	2009	2008
REVENUE
Transportation and Services	$181,713	$233,657	$(51,944)	80.0%	86.0%
Manufacturing (external and internal)	55,726	65,191	(9,465)	24.6%	24.0%
Intersegment manufacturing elimination	(10,528)	(27,287)	16,759	(4.6%)	(10.0%)

Consolidated Revenue	226,911	271,561	(44,650)	100.0%	100.0%

OPERATING EXPENSE
Transportation and Services	152,399	189,135	(36,736)
Manufacturing (external and internal)	53,167	62,245	(9,078)
Intersegment manufacturing elimination	(10,528)	(20,988)	10,460

Consolidated Operating Expense	195,038	230,392	(35,354)	86.0%	84.8%

OPERATING INCOME
Transportation and Services	29,314	44,522	(15,208)
Manufacturing (external and internal)	2,559	2,946	(387)
Intersegment manufacturing elimination	—	(6,299)	6,299

Consolidated Operating Income	31,873	41,169	(9,296)	14.0%	15.2%

Interest Expense	10,129	6,664	3,465
Debt Retirement Expenses	—	—	0
Other Expense (Income)	(408)	(764)	356

(Loss) Income Before Income Taxes	22,152	35,269	(13,117)

Income Taxes (Benefit)	8,001	12,363	(4,362)
Discontinued Operations	(4,811)	787	(5,598)

Net Income	$9,340	$23,693	$(14,353)

Domestic Barges Operated (average of period beginning and end)	2,518	2,664	(146)

Revenue per Barge Operated (Actual)	$70,479	$86,817	$(16,338)

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Year Ended Dec. 31, 2009 as compared with Year Ended Dec. 31, 2008
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Year Ended Dec. 31,			Year Ended
	2009	2008	Variance	2009	2008
REVENUE
Transportation and Services	$630,481	$905,126	$(274,645)	74.5%	78.0%
Manufacturing (external and internal)	239,885	284,274	(44,389)	28.4%	24.5%
Intersegment manufacturing elimination	(24,339)	(29,480)	5,141	(2.9%)	(2.5%)

Consolidated Revenue	846,027	1,159,920	(313,893)	100.0%	100.0%

OPERATING EXPENSE
Transportation and Services	597,727	813,258	(215,531)
Manufacturing (external and internal)	218,483	267,748	(49,265)
Intersegment manufacturing elimination	(24,339)	(22,641)	(1,698)

Consolidated Operating Expense	791,871	1,058,365	(266,494)	93.6%	91.2%

OPERATING (LOSS) INCOME
Transportation and Services	32,754	91,868	(59,114)
Manufacturing (external and internal)	21,402	16,526	4,876
Intersegment manufacturing elimination	—	(6,839)	6,839

Consolidated Operating Income	54,156	101,555	(47,399)	6.4%	8.8%

Interest Expense	40,932	26,829	14,103
Debt Retirement Expenses	17,659	2,379	15,280
Other Expense (Income)	(1,259)	(2,279)	1,020

(Loss) Income Before Income Taxes	(3,176)	74,626	(77,802)

Income Taxes (Benefit)	(1,148)	27,243	(28,391)
Discontinued Operations	(10,030)	628	(10,658)

Net (Loss) Income	$(12,058)	$48,011	$(60,069)

Domestic Barges Operated (average of period beginning and end)	2,578	2,737	(159)

Revenue per Barge Operated (Actual)	$240,830	$327,830	$(87,000)